Exhibit 15.3

Dear Sirs/ Mesdames:

RE: United States Securities and Exchange Commission reporting of 2020 Mineral Reserves

I hereby consent to:

a)     "KAI" Ltd. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended
December 31, 2020 (the "2020 20-F") as having prepared, with support of ArcelorMittal's local team, the 2019 iron ore reserve estimates considering full life of mine design on the Ukraine Open Pit property (ArcelorMittal Kryvyi Rih Open Pit), and

b)     the incorporation by reference of the 2020 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of mining consulting firm "KAI" Ltd.:

/s/ Nazarenko Mykhailo

Director of "KAI" Ltd.

Nazarenko Mykhailo

Date: 03.02.2021